EXHIBIT 99.2

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FEBRUARY 16, 2012 / 03:00PM GMT, STFC - Q4 2011 State Auto Financial Earnings Conference Call

CORPORATE PARTICIPANTS

Steve English State Auto Financial Corp—VP, CFO

Bob Restrepo State Auto Financial Corp—Chairman, President and CEO

Matt Mrozek State Auto Financial Corp—VP, Chief Actuarial Officer

CONFERENCE CALL PARTICIPANTS

Sameer Kher Capital Returns—Analyst

Larry Greenberg Langen McAlenney—Analyst

Matt Rohrmann Keefe, Bruyette & Woods—Analyst

Ryan Byrnes Macquarie Research—Analyst

PRESENTATION

Operator

At this time, all participants are in a listen-only mode until the question-and-answer session of today’s conference.

(Operator Instructions) Also at this time, I would like to inform all parties that today’s conference is being recorded. (Operator Instructions) I would now like to turn the conference over to Steve English.

Steve English—State Auto Financial Corp—VP, CFO

Good morning, and welcome to our fourth quarter 2011 earnings conference call. Today, I’m joined by several members of STFC’s Senior Management team — our Chairman, President and CEO, Bob Restrepo; Chief Investment Officer, Scott Jones; Chief Actuarial Officer, Matt Mrozek; and our Chief Accounting Officer and Treasurer, Cindy Powell. Today’s call will include prepared remarks by our CEO, Bob Restrepo, and me, after which we will open the lines for questions. Please note our comments today may include forward-looking statements, which by their nature involve a number of risk factors and uncertainties which may affect future financial performance. Such risk factors may cause actual results to differ materially from those contained in our projections or forward-looking statements. These types of factors are discussed at the end of our press release as well as in our annual and quarterly filings with the Securities and Exchange Commission, to which I refer you. The financial packet containing reconciliations of certain non-GAAP measures along with supplemental financial information was distributed to registered participants prior to this call and made available to all interested parties on our Website, www.stateauto.com, under the Investors section as an attachment to the press release. Now I’ll turn to the call over to STFC’s Chairman, President and CEO Bob Restrepo.

Bob Restrepo—State Auto Financial Corp—Chairman, President and CEO

Good morning, everyone. State Auto posted a strong quarterly profit and closed an otherwise disappointing year on solid footing. Our fourth quarter GAAP combined ratio of 94% was driven by strong underwriting results, particularly on property lines, favorable catastrophe experience, and a lower expense ratio. Our net income of $101 million also included help from a tax benefit, a curtailment gain associated with the change to retiree health care, and net realized investment gains. All those translated to a $2.49 profit per diluted share and drove significant increase in book value. Other comprehensive income added another $1.50 a share, bringing us to a year-end book value per share of $18.81, up $3.87 per share relative to the end of the third quarter.

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FEBRUARY 16, 2012 / 03:00PM GMT, STFC - Q4 2011 State Auto Financial Earnings Conference Call

All in, this is a dramatic recovery from year-to-date results reported last quarter. We realize that there are a lot of moving pieces in our results this quarter and for the year. I’ll briefly outline the highlights of our operating results. Following that, Steve English will spend more time than usual walking you through the changes to our income statement, balance sheet, and book value resulting from the capital actions we implemented at the end of 2011. These included revising the intercompany pooling percentage between State Auto Mutual and State Auto Financial Corporation, implementing a new homeowners quota share treaty, ceding 75% of our homeowners business to a syndicate of reinsurers and terminating retiree health care benefits for most of our employees. The aggregate impact of these capital actions not only boosted our profits in the fourth quarter, but will also enhance our profitability in the future by reducing the volatility and risk in our homeowners line.

For the quarter, loss ratio results reflected an average number of large losses and normal weather. Catastrophe loss experience was better than the fourth quarter of 2010 as we released reserves from prior quarters. This was offset somewhat by higher levels of non-catastrophe weather-related claims in the quarter. For the full year, loss ratios were elevated by both catastrophe and non-catastrophe losses. Our final catastrophe loss ratio of 16.2% far exceeded last year’s result of 7.9% and our prior five year average of 8.4% due to second quarter tornadoes.

Our full-year ex-catastrophe loss ratios were hurt by non-catastrophe weather, elevated levels of large bodily injury claims in our casualty lines for both personal and commercial lines, and third-quarter case reserves strengthening in workers’ compensation. These actions are behind us, as evidenced by the normal large loss trends we saw in the fourth quarter. The combined impact of unprecedented catastrophes and unusual ex-catastrophe losses contributed to a combined ratio of 116.3% for the year. The difference between 2011 and 2010 was about 12 loss ratio points — 8 points that are catastrophe-related and 4 points from non-catastrophe weather, bodily injury loss experience, and the workers’ compensation case reserve strengthening I mentioned.

Our personal line segment had an unusually strong quarter driven by property lines. Personal auto results improved somewhat over the fourth quarter of last year. We continue to see elevated pure premium trends in our bodily injury and PIP coverages. Personal auto pricing finished the year with a low single digit price increase. We’ll implement somewhat higher price increases in 2012 to reflect higher levels of frequency and severity of bodily injury and medical claims.

The homeowners in other personal lines performed very well and were comparable to the strong results reported in the fourth quarter last year. More favorable weather and lower catastrophe losses were major contributors. Production in personal lines for the quarter and the year declined, particularly in our core states of Ohio, Indiana, and Kentucky as we implement our aggressive homeowners remediation plan. We expect these trends to continue in 2012 as we take double-digit homeowner price increases, implement higher mandatory wind and hail deductibles, and manage concentration. Our business insurance segment also produced a very strong quarterly profit with a sharp improvement over our fourth quarter results in 2010. Only commercial multi-perils saw some deterioration.

Year-to-date loss ratio deterioration versus 2010 was driven by weather, both catastrophic and non-catastrophic, and more aggressive claim file management in the casualty lines, although this moderated in the fourth quarter as our new casualty claim processes matured. Price per exposure for both the quarter and the year was flat. Fourth quarter exposures increased modestly as we saw some economic recovery and experienced continued growth in the BOP and ancillary small business lines. Specialty results are strong in our Rockhill unit for both the quarter and the year. We had good growth, achieved price increases in the mid-single digit range, and are beginning to get excellent traction in the marketplace. Rockhill will be a more significant future contributor to State Auto’s earnings.

RED results were mixed. Commercial auto results reflected higher than expected losses from our largest programs, which we’ve non-renewed effective April 1 of this year. This business will begin running off next quarter and the second quarter. Our other programs are performing as expected. Workers’ compensation results were a mixed bag. The business written through our RTW affiliate improved significantly. Results in our legacy State Auto business, though, were hurt by case reserve strengthening during the third quarter. As I mentioned earlier, this is behind us now, and I expect improved results in our workers’ compensation line in 2012. Specialty was a disproportionate contributor to our top line growth partly because it’s new to the STFC pool in 2011 and partly because of continued growth in all our primary specialty segments — Rockhill, workers’ compensation, and RED.

And with that, I’ll turn you over to Steve before we open up for your questions.

Steve English—State Auto Financial Corp—VP, CFO

My remarks this morning will address in greater detail the Homeowner Quota Share Reinsurance Treaty, the amendment to our intercompany reinsurance pooling agreement, the changes to our retiree medical benefits, and the resulting financial impacts. In addition, I will comment on the annual pension revaluation, taxes, reserve development, the new guidance on deferred acquisition costs, and a change in our disclosure of loss ratios.

There were many moving pieces this past quarter, so let’s walk through them one at a time. As Bob mentioned in our press release disclosed, our book value per share rose quite significantly in the fourth quarter, finishing at $18.81 per share, up $3.87 or 26% since September 30, 2011. Quarterly earnings contributed $2.50 per share, and other comprehensive income, or OCI, added $1.50 per share.

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FEBRUARY 16, 2012 / 03:00PM GMT, STFC - Q4 2011 State Auto Financial Earnings Conference Call

As you can see from the release and our supplemental schedules, net income for the quarter reflected $12.1 million of realized gains, a $14.9 million curtailment gain, and $35.7 million of tax benefit. The level of realized gains was driven by selling select securities in anticipation of the cash transfers in connection with the Quota Share Treaty and the pooling change. These amounts were funded post 12/31/2011 and account for most of the large affiliated payable on our year-end balance sheet. The curtailment, of course, relates to the changes made to our retiree medical plan. Along with our underwriting results, we generated $64.9 million of pre-tax income, yet the quarterly tax provision was a benefit of $35.7 million.

As we discussed last quarter, the accounting guidance for intra-period tax allocation while a valuation allowance is recorded includes an exception when a year-to-date operating loss is experienced, while at the same time other sources of income are present, such as from OCI. This intra-period allocation is the process by which total tax expense or benefit for the period is allocated among several balance sheet and income statement items. As a result, we have allocated tax expense in the quarter to OCI, reflecting the increase from September to December. Accordingly, this requires a benefit be recorded in the income statement to offset this expense under the allocation rules. The end result is our net deferred tax asset and our book value per share are unaffected by this allocation process. As I mentioned last quarter, in future periods, we will continue to evaluate the intra-period allocation in light of this exception.

Let’s move away from the income statement’s contribution to the increase in our book value and discuss in greater detail the increase in accumulated other comprehensive income, which totaled $60.8 million, net of tax, for the quarter. I would like to draw your attention to the new Consolidated Statement of Comprehensive Income included as a supplemental schedule this quarter, which progresses both the quarter and year-to-date components of AOCI. I will be referencing this statement as I continue my comments, focusing on the quarterly progression. Valuations for fixed maturities and equity securities improved in the quarter and contributed $19.1 million, net of tax, or $0.47 book value per share. The larger contributor, however, relates to our employee benefit plans, as well as the impact to our accounting for these plans from amending our pooling agreement.

A pre-tax actuarial loss of $69.8 million was driven by the pension plan and directly related to the reduction of the discount rate we used to value the plan. With the drop in interest rates during 2011, we lowered the discount rate from 5.5% to 4.4%. As a reminder, our pension plan has been closed to new participants since January 1, 2010. The elimination of retiree medical coverage for most active employees and certain retirees triggered a pre-tax actuarial gain of $93.8 million in the form of a negative plan amendment and the reclassification of $14.9 million pre-tax to the income statement as a curtailment gain. The retiree medical curtailment gain is included in the $18.1 million pre-tax prior service credit reclassification adjustment.

I need to clarify statements regarding our retiree medical plan given at the end of the third quarter when we estimated the net benefit to equity would be approximately $100 million, $80 million of which we indicated would be recorded as a curtailment gain in the income statement. First, the $93.8 million is equivalent to the previous estimate of $100 million and differs due to using preliminary estimates and data available at the time. Secondly, though, as we worked through the accounting literature, we determined that changes to the plan constituted what the accounting guidance refers to as a negative plan amendment rather than a partial termination. This requires recording the liability reduction through OCI to be amortized into future income similar to other actuarial gains and losses. Finally, you will note a $59.1 million pre-tax increase of OCI from the amendment to our pooling agreement, which relates primarily to the pension plan.

Historically, in accordance with our pooling agreement, we did not pool certain assets and liabilities, such as the pension liability. Concurrent with the shift in pooling percentages, we amended the pooling agreement, and we are on a statutory basis pooling asset and liability balances related to these plans, including the related OCI impact. So to summarize, the total net impact or book value per share of these actions and the revaluation of the benefit plans was an increase of $1.03 per share. On a statutory basis, STFC’s insurance subsidiaries surplus now totals $622 million, up from $473 million at the end of September. The net premium written to surplus ratio for 2011 finished at 2.06.

Before I move to other topics, I would like to comment on our adoption, effective 1/1/2012, of the new accounting guidance for deferred acquisition cost and its impact on book value per share. The new standard is required and will be applied by all companies beginning in 2012. At the present time, we intend to adopt the guidance retrospectively. The estimated cumulative impact to STFC’s December 31, 2011 GAAP equity is a reduction of approximately $23 million, or $0.57 book value per share. Due to the existence of the tax valuation allowance, this pre-tax $23 million DAC reduction equals the net after tax reduction.

Reducing the DAC balance will reduce our gross deferred tax liabilities, though, increasing our net deferred tax asset resulting in an increase to the valuation allowance of a like amount. At December 31, 2011, our reported book value per share has been reduced by $2.26 for the tax valuation allowance, and adopting the new DAC guidance in the first quarter will increase this to $2.46 per share. As I mentioned earlier, during the fourth quarter, we were accumulating cash in anticipation of settling balances due as a result of the Quota Share Treaty and pooling change. Our previously filed 8-K contains a detailed description of the three year quota share agreement terms.

Effective December 31, 2011, the State Auto Group transferred 75% of the homeowner’s unearned premium reserve. STFC’s share of this was $106.3 million. In return, a 29% ceding commission was received by STFC totaling $30.8 million, which reduced deferred acquisition cost by $24.1 million with the balance deferred to be amortized into income over the term of the agreement. The net balance of $75.5 million, classified as due to affiliate was transferred to State Automobile Mutual Insurance Company in 2012. The agreement contains loss caps on PCS catastrophe loss events for each of the three years as well as for the entire three year term. I refer you to our 8-K for further information.

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FEBRUARY 16, 2012 / 03:00PM GMT, STFC - Q4 2011 State Auto Financial Earnings Conference Call

In addition to settling the asset transfer associated with the Quota Share Treaty, the pooling change required a net asset transfer of approximately $260 million, again with State Automobile Mutual and again classified as due to affiliate on the balance sheet. To see how each balance sheet account was impacted by the pooling change, I refer you to the supplemental schedule included in our investor’s supplement.

Turning now to reserve development experienced year-to-date in 2011, reserves at December 31, 2010 developed favorably by $33.3 million during 2011, compared to the $64.6 million of favorable development experienced in 2010. Unallocated loss adjustment expenses, or ULAE, contributed $7.6 million, while reserves for catastrophe losses contributed $4.3 million. Excluding catastrophe and ULAE, personal lines reserves developed favorably by $16.8 million, and business insurance developed favorably by $11.3 million. This was offset by adverse development on specialty lines of $6.7 million driven by commercial auto and workers’ compensation reserves. Overall, the lower levels of net favorable development can be attributed to casualty lines and the elevated levels of large losses we reported throughout 2011.

Finally, I would like to point out a change we are making to disclosure of loss ratios. We will continue with our current line of business and segment disclosures, however, the ratios will now exclude unallocated loss adjustment expense. We are revising our disclosures to align with how we manage our claim function, which is not by product line, but by property versus casualty. We will continue to disclose unallocated loss adjustment expense and ratios by segment. We believe this has the added benefit of eliminating allocation shifts of internal claim costs among lines of business, which can cause volatility from period to period. And with that, we would like to open the lines for any questions you may have.

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QUESTION AND ANSWER

Operator

(Operator Instructions)

Sameer Kher, Capital Returns.

Sameer Kher—Capital Returns—Analyst

Congratulations. I wanted to know a little bit more about the Quota Share agreement that’s in place. First — is State Auto in a position to cancel the agreement within the three-year contract period? And if so, what are the conditions — the permissions that are needed and the cost of doing so?

Steve English—State Auto Financial Corp—VP, CFO

State Auto—there are some cancellation provisions both directions. They deal with changes in surplus ratings and our customary type provisions. In terms of the reinsurers, though, being able to cancel us — we’re very comfortable with what’s in the contract. It does contain some clauses that deal with us managing our exposures; and gives us plenty of leeway, we believe, with implementing the plans that we’ve talked about on prior calls in regards to shrinking cat-exposed areas and continuing to grow in non-cat areas. From our perspective, while those do exist in the contracts, it’s highly unlikely they’ll be invoked.

Sameer Kher—Capital Returns—Analyst

Specifically, on the State Auto side, if you guys are in a position say a year or two, to — in a better financial position, that you would want to cancel the contract, are you guys able to do that or commute it?

Steve English—State Auto Financial Corp—VP, CFO

No.

Sameer Kher—Capital Returns—Analyst

And then, my second question pertains to the potential change to your net expense ratio going forward. Do we anticipate a change in that going forward? If so, can you quantify that?

Steve English—State Auto Financial Corp—VP, CFO

The quota share—our estimate is the Quota Share should have slightly less than a 1 point impact on the ratio.

Sameer Kher—Capital Returns—Analyst

Finally, about the profit commission provision. What’s the loss ratio at which your contract starts paying a profit commission on that Quota Share contract?

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FEBRUARY 16, 2012 / 03:00PM GMT, STFC - Q4 2011 State Auto Financial Earnings Conference Call

Steve English—State Auto Financial Corp—VP, CFO

It’s not based on a loss ratio, per se—well, I guess it is, with a fixed ceding commission — but we’ll be filing the contract with our 10-K, which will contain that information. It’s a 9% profit margin.

Operator

Larry Greenberg, Langen McAlenney.

Larry Greenberg—Langen McAlenney—Analyst

Steve—on the discussion on the retirement plan impacts, you had mentioned that some piece of that—some piece of the benefit, I believe you said—will be amortized into income in the future. Can you explain that piece of it and what the impact might be to future earnings?

Steve English—State Auto Financial Corp—VP, CFO

Sure. Let me turn first to the new schedule that we included, which is the comprehensive income schedule. You can see within that schedule the reclassification adjustment for amortization of net income section. So under Accounting for Benefit Plans, as you recognized under—on what was old FAS 158—the fully funded status is on your balance sheet—and you have actuarial gains and losses that go directly into your equity. Those ultimately get amortized back into income, and then come back into equity through retained earnings at that time. So that $93.8 million negative plan amendment will be amortized into income prospectively over roughly a 15-year period, and then it just comes right back through retained earnings.

The reason I’m referring to the retained earnings part, Larry, is that—you get the full benefit today. It’s going to recycle through line items and the equity section prospectively.

Larry Greenberg—Langen McAlenney—Analyst

And then I’m wondering if you guys can give us some idea of what you consider to be your normal Cat load. I know normal and Cats are an oxymoron, but given the Quota Share.

Steve English—State Auto Financial Corp—VP, CFO

Sure. We look at our five-year averages, and you’re correct — you know, normal is in the eye of the beholder. But from a planning perspective, we look at roughly 8 points as the new normal; and so, given that, and the existence of the Quota Share, the Quota Share ought to give you about 4 points relief on that 8 points.

Larry Greenberg—Langen McAlenney—Analyst

And then, will the K also list who the members of the reinsurance syndicate are?

Steve English—State Auto Financial Corp—VP, CFO

It will not.

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FEBRUARY 16, 2012 / 03:00PM GMT, STFC - Q4 2011 State Auto Financial Earnings Conference Call

Larry Greenberg—Langen McAlenney—Analyst

Can you tell us how many reinsurers were involved in that?

Steve English—State Auto Financial Corp—VP, CFO

There’s three.

Operator

Matt Rohrman, KBW.

Matt Rohrmann—Keefe, Bruyette & Woods—Analyst

Just one question—what was the gross weather loss in the quarter? I’m trying to get back to what the weather losses were, versus the favorable development that was accrued.

Steve English—State Auto Financial Corp—VP, CFO

In the quarter we had—let’s see here—about 1.5 points of cat losses before the favorable development.

Matt Rohrmann—Keefe, Bruyette & Woods—Analyst

Before the development. Okay.

Steve English—State Auto Financial Corp—VP, CFO

That’s about $7 million.

Matt Rohrmann—Keefe, Bruyette & Woods—Analyst

Let me whittle through some more of these numbers, and I’ll try and come back to you.

Operator

Ryan Byrnes, Macquarie.

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FEBRUARY 16, 2012 / 03:00PM GMT, STFC - Q4 2011 State Auto Financial Earnings Conference Call

Ryan Byrnes—Macquarie Research—Analyst

Just quickly wanted to go down into the reserve releases for the year. I was wondering if you could do that and give the fourth quarter number. I was trying to back into, if there’s any movement on the workers’ comp line in the fourth quarter.

Steve English—State Auto Financial Corp—VP, CFO

First, I’ll make a comment, and then I’ll see if Matt would like to add to that. But Ryan, we typically only disclose annual development as opposed to quarterly development. With that, I’ll see if Matt has any comments he wants to make to workers’ compensation.

Matt Mrozek—State Auto Financial Corp—VP, Chief Actuarial Officer

Just to recap the third quarter, the cases are [the same thing] we talked about the third quarter, with a net increase of $5.4 million again in Q3.

Ryan Byrnes—Macquarie Research—Analyst

I was just trying to see if there were any changes in the fourth quarter, but it doesn’t sound like there are any material there.

I guess quickly to shift—to get an idea of the shifting of the investment assets. I imagine the investment portfolio would be pretty similar. I’m trying to get any sort of idea—should the investment yield change at all in 2012? Or I imagine it’s just the same portfolio with a smaller dollar amount?

Steve English—State Auto Financial Corp—VP, CFO

It will be the same portfolio from mixed perspective, as we—you can piece together from our disclosures, that between the Quota Share and the pool change, roughly $330 million or so of assets are moving off the balance sheet. We do not expect in 2012 — you know, the yield—probably, you should expect it to trail a little bit, just given the low interest rate environment and as assets roll off and new money is reinvested. But we don’t expect it to shift that materially.

Operator

I show no further questions at this time.

Steve English—State Auto Financial Corp—VP, CFO

Well, thank you all for participating in our conference call and for your continued interest in and support of State Auto Financial Corporation. We look forward to speaking with you again on our first quarter call, which is currently scheduled for May 8, 2012. Thank you, and everyone have a nice day.

Operator

Thank you. That does conclude today’s conference. Thank you for participating. You may disconnect at this time.

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FEBRUARY 16, 2012 / 03:00PM GMT, STFC - Q4 2011 State Auto Financial Earnings Conference Call

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